Exhibit 16.1

26 February 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Keypath Education International, Inc., pursuant to Item 304(a)(1) of Regulation S-K (included in Item 14, a copy of which is attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form 10 of Keypath Education International, Inc. on February 26, 2024.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers
Melbourne, Australia

Attachment

PricewaterhouseCoopers, ABN 52 780 433 757

2 Riverside Quay, SOUTHBANK VIC 3006, GPO Box 1331 MELBOURNE VIC 3001

T: +61 3 8603 1000, F: +61 3 8603 1999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.